Exhibit 99.1

FOR IMMEDIATE RELEASE
Financial Contact:
Janie Brown, Chief Financial Officer
503-359-2653

Merix Corporation Reports Sales and Earnings for the

Second Quarter of Fiscal 2003

Merix will conduct a conference call and live webcast on December 18, 2002 at 2:30 p.m. PT. To access the webcast, log on to www.merix.com. For those who cannot listen to the live broadcast, a phone replay will be available until approximately 12:00 a.m. PT on January 1, 2003 by calling (719) 457-0820 access code 481814. An on-line replay will be available for two weeks.

FOREST GROVE, OR, December 18, 2002—Merix Corporation (NASDAQ:MERX) today reported results for its second quarter ended November 23, 2002. Sales for the quarter were $25.9 million, compared to $18.8 million reported for the second quarter of fiscal 2002. The Company reported a net loss this quarter of $2.1 million or $0.15 per share, compared to a net loss of $2.7 million or $0.19 per share for the same period last year. The net loss for the second quarter includes a tax benefit of $0.02 per share related to R&D tax credits from prior years. Excluding this tax benefit, the net loss for the quarter would have been $0.17 per share. The net loss for the second quarter last year included a tax benefit of $0.04 per share related to R&D credits from prior years. Sales for the first quarter ended August 24, 2002 were $24.1 million with a net loss of $0.20 per share.

Gross margin improved modestly from the first quarter to 2.3%. The improvement resulted from higher capacity utilization and cost reduction activities. Average pricing in the quarter was approximately the same as the previous quarter. The Company’s balance sheet remains strong with excellent liquidity. At the end of the second quarter, cash and investments were $51.2 million and debt to total capitalization was 16%.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, commented, “We have a talented workforce at Merix whose dedication and efforts over the last several quarters have enabled us to add significant new customers; offer new technology, services and products; maintain excellence in execution; and provide world-class quality and delivery performance to our customers. Our sales increased by 38% compared to the year ago quarter as a result of these efforts and, although we are not pleased with our lack of profitability, our bottom line results have improved over the last three quarters.” He added, “We continue to win new customers and we are pleased to announce Ericsson and Andrew Corporation as recent additions to our customer base in the wireless communications infrastructure market.”

Hollinger continued, “Business conditions remain challenging and we have taken actions to reduce our cost structure and enhance our operating efficiencies. To further these objectives, we are implementing a modest restructuring plan, which consists of a voluntary layoff program and a consolidation of our Forest Grove production facilities. Our headcount will be reduced by about 50 people as a result of the layoff. The consolidation will consist of relocating the finishing, test, and shipping operations from a satellite facility in Forest Grove to our main campus. Merix will shut down from December 23, 2002 through January 1, 2003 while these operations are relocated and integrated into our primary manufacturing facility. A charge of between $2.2 million and $2.7 million will be recorded in the quarter ending March 1, 2003 relating to severance costs, relocation costs, and asset impairment. Approximately $1 million of this amount will be a cash charge. Consolidating all Forest Grove manufacturing operations in one facility will reduce cycle time, improve product flow, and increase employee productivity. As a result of these actions, we expect to realize annual cost savings of between $2.4 million and $2.6 million beginning in the fourth quarter of fiscal 2003.”

For the third quarter of fiscal year 2003, Merix currently anticipates that sales will be approximately 5% lower than the second quarter, with a net loss in the range of $0.18 to $0.20 per share before the restructuring charge. Hollinger stated, “With the protracted downturn, our visibility remains very limited as customer demand levels fluctuate from week to week. Our forecasting is even more difficult this quarter because of the uncertain impact of extended holiday shutdowns announced by many companies in the electronics industry. We will provide a mid-quarter update the first week in February to provide investors with further information on business conditions and expectations for the third quarter.”

Hollinger concluded, “The year 2002 has been extremely difficult for Merix and the electronics industry, but I am proud of our team’s accomplishments in focusing on maximizing opportunities through increasing efficiencies and building market share. We expect 2003 to provide ample challenges for our team, but our people continue to be dedicated to Merix’s success through focusing on excellence in execution—on our sales strategy, on our operations, and on customer satisfaction.”

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing and storage, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including estimates of sales and earnings, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the effects of the slow-down in the general economy and the electronics and printed circuit board industries; the ability of emerging growth company customers to secure capital; customer order levels, product mix and inventory build-up; levels of premium and quick-turn sales; lower than expected or delayed sales; pricing and other competitive pressures in the industry; our ability to reduce costs, including those associated with our restructuring plan; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 25, 2002. Merix Corporation does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATION
(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Six Months Ended
	November 23, 2002	November 24, 2001	November 23, 2002	November 24, 2001
Net sales	$25,856	$18,794	$49,974	$46,463
Cost of sales	25,272	21,085	48,988	43,785

Gross profit (loss)	584	(2,291)	986	2,678

Engineering	1,611	1,313	3,197	2,706
Selling, general and administrative	3,007	2,365	6,034	5,578

Total operating expense	4,618	3,678	9,231	8,284

Operating loss	(4,034)	(5,969)	(8,245)	(5,606)
Interest and other income (expense), net	(160)	575	(659)	1,059

Loss before taxes	(4,194)	(5,394)	(8,904)	(4,547)
Income tax benefit	(2,075)	(2,699)	(3,959)	(2,394)

Net loss	$(2,119)	$(2,695)	$(4,945)	$(2,153)

Net loss per diluted share	$(0.15)	$(0.19)	$(0.34)	$(0.16)

Shares used in per share calculations	14,481	13,940	14,456	13,848

MERIX CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	November 23, 2002	May 25, 2002
	(unaudited)
Assets
Cash and short-term investments	$51,166	$51,930
Accounts receivable, net	12,581	10,808
Inventories	5,622	5,007
Income tax receivable	91	1,693
Deferred income taxes	1,592	1,574
Other current assets	2,177	1,036

Total current assets	73,229	72,048
Property, plant and equipment, net	82,324	83,647
Deferred income taxes	9,410	5,392
Other assets	1,033	115

Total assets	$165,996	$161,202

Liabilities and Shareholders' Equity
Accounts payable	$7,791	$6,468
Accrued compensation	2,025	2,428
Accrued warranty	992	1,310
Other accrued liabilities	1,473	2,197

Total current liabilities	12,281	12,403

Long-term debt	25,000	16,000

Total liabilities	37,281	28,403

Shareholders’ equity	128,715	132,799

Total liabilities and shareholders' equity	$165,996	$161,202

MERIX CORPORATION
RELATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except EPS)

	Q2 02		Q1 03		Q2 03
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$18,794	100.0%	$24,118	100.0%	$25,856
Cost of Sales	112.2%	21,085	98.3%	23,716	97.7%	25,272
Gross Profit (Loss)	-12.2%	(2,291)	1.7%	402	2.3%	584
Engineering Expense	7.0%	1,313	6.6%	1,586	6.2%	1,611
Selling, General & Administrative Expense	12.6%	2,365	12.6%	3,027	11.6%	3,007
Total Operating Expense	19.6%	3,678	19.1%	4,613	17.9%	4,618
Operating Loss	-31.8%	(5,969)	-17.5%	(4,211)	-15.6%	(4,034)
Interest and Other Income (Expense), net	3.1%	575	-2.1%	(499)	-0.6%	(160)
Pretax Loss	-28.7%	(5,394)	-19.5%	(4,710)	-16.2%	(4,194)
Net Loss	-14.3%	(2,695)	-11.7%	(2,826)	-8.2%	(2,119)
Effective Tax Rate		50.0%		40.0%		49.5%
Shares for EPS		13,940		14,430		14,481
Diluted Loss Per Share		$(0.19)		$(0.20)		$(0.15)
Diluted Loss Per Share before R&D tax credits from prior years		$(0.23)		$(0.20)		$(0.17)

SALES BY END MARKETS (% of Sales)
Communications	76%	$14,270	75%	$18,164	73%	$18,886
High-end Computing & Storage	15%	2,776	14%	3,351	14%	3,736
Test & Measurement	7%	1,267	9%	2,048	8%	1,957
Other	2%	481	2%	555	5%	1,277

KEY FINANCIAL RATIOS
Cash from Operations		$2,802		$(2,323)		$(2,403)
Inventory Turns—Annualized		20		17		17
Receivable Days		65		45		48
Debt to Total Capital		0.13		0.16		0.16

OTHER
Capital Expenditures		$5,689		$1,809		$2,023
Depreciation and Amortization (% of sales)	13.6%	$2,562	11.5%	$2,781	10.4%	$2,694

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